UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.1)

_Viveve Medical, Inc.
(Name of Issuer)

Common  Stock, no par value
__________________________
(Title of Class of Securities)

92852W105
______________________________________________
(CUSIP Number)

December 31, 2015
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92852W105		13G A1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Spectrum Investors LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	3,416,987
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER	3,416,987
	8	SHARED DISPOSITIVE POWER
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,416,987

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	5.70%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 92852W105		13G A1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford Capital LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	3,416,987
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	3,416,987
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,416,987
.
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	5.70%
12		TYPE OF REPORTING PERSON	PN

CUSIP NO. 92852W105		13G A1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Wexford GP LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	3,416,987
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	3,416,987
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,416,987

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	5.70%
12		TYPE OF REPORTING PERSON	OO

CUSIP NO. 92852W105		13G A1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Charles E. Davidson
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	3,416,987
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	3,416,987
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,416,987

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	5.70%
12		TYPE OF REPORTING PERSON	IN

CUSIP NO. 92852W105		13G A1
1		NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON	Joseph M. Jacobs
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION	United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	0
	6	SHARED VOTING POWER	3,416,987
	7	SOLE DISPOSITIVE POWER	0
	8	SHARED DISPOSITIVE POWER	3,416,987
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,416,987

10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAINSHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW	5.70%
12		TYPE OF REPORTING PERSON	IN

This Amendment No. 1 (this “Amendment”) modifies and supplements the 13G initially filed on May 20, 2015 (the “Statement”), with respect to the common stock, no par value per share (the “Common Stock”), of Viveve Medical, Inc., a Yukon Territory, Canada corporation (the “Company”). Except to the extent supplemented by the information contained in this Amendment, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.

Item 1.

(a)	Name of Issuer:

Viveve Medical, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

150 Commercial Street
Sunnyvale, California 94086
Item 2.

(a)	Name of Persons Filing (collectively, the “Reporting Persons”):

(i)	Wexford Spectrum Investors LLC
(ii)	Wexford Capital LP
(iii)	Wexford GP LLC
(iv)	Charles E. Davidson
(v)	Joseph M. Jacobs

(b)	Address of Principal Business Office, or, if none, Residence of Reporting Persons:

411 West Putnam Avenue, Suite 125
Greenwich, Connecticut 06830

(c)	Citizenship:

(i)	Wexford Spectrum Investors LLC – Delaware
(ii)	Wexford Capital LP – Delaware
(iii)	Wexford GP LLC - Delaware
(iv)	Charles E. Davidson - United States
(v)	Joseph M. Jacobs – United States

(d)	Title of Class of Securities:

Common Stock, no par value

(e)	CUSIP Number:

 92852W105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. [Information set forth below is on the basis of 59,919,025 shares of common stock issued and outstanding based on information provided by the Company .]

(i) Wexford Spectrum Investors LLC
(a)	Amount beneficially owned: 3,416,987
(b)	Percent of class: 5.70%
(c)	Number of shares to which the person has: 3,416,987
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 3,416,987
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 3,416,987

(ii) Wexford Capital LP
(a)	Amount beneficially owned: 3,416,987
(b)	Percent of class: 5.32%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 3,416,987
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 3,416,987

(iii) Wexford GP LLC
(a)	Amount beneficially owned: 3,416,987
(b)	Percent of class: 5.70%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 3,416,987
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 3,416,987

(iv) Charles E. Davidson
(a)	Amount beneficially owned: 3,416,987
(b)	Percent of class: 5.70%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 3,416,987
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 3,416,987

(v) Joseph M. Jacobs
(a)	Amount beneficially owned: 3,416,987
(b)	Percent of class: 5.70%
(c)	Number of shares to which the person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 3,416,987
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 3,416,987

Wexford Capital LP (“Wexford Capital”) may, by reason of its status as manager of Wexford Spectrum Investors LLC (“WSI), be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Wexford GP LLC (“Wexford GP”) may, as the General Partner of Wexford Capital, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Each of Charles E. Davidson (“Davidson”) and Joseph M. Jacobs (“Jacobs”) may, by reason of his status as a controlling person of Wexford GP, be deemed to own beneficially the securities of which WSI possesses beneficial ownership. Each of Wexford Capital, Wexford GP, Davidson and Jacobs share the power to vote and to dispose of the securities beneficially owned by WSI.  Each of Wexford Capital, Wexford GP, Davidson and Jacobs disclaim beneficial ownership of the securities owned by WSI and this report shall not be deemed as an admission that they are the beneficial owners of such securities except, in the case of Davidson and Jacobs, to the extent of their respective interests in the members of WSI.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person N/A.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company N/A

Item 8.	Identification and Classification of Members of the Group N/A

Item 9.	Notice of Dissolution of Group N/A

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 16, 2016                                                                                                           COMPANY NAME

WEXFORD SPECTRUM INVESTORS LLC

By:	/s/ Arthur Amron
Nam	Arthur Amron
Title:	Vice President and Assistant Secretary
WEXFORD CAPITAL LP
By:	Wexford GP LLC, its General Partner

By:	/s/ Arthur Amron
Name	Arthur Amron
Title:	Vice President and Assistant Secretary

WEXFORD GP LLC

By:	/s/ Arthur Amron
Name	Arthur Amron
Title:	Vice President and Assistant Secretary

/s/ Joseph M. Jacobs
JOSEPH M. JACOBS

/s/ Charles E. Davidson
CHARLES E. DAVIDSON